Exhibit 99.2

Enviva Third Quarter 2021 Conference Call

11/04/2021

Note: This transcript may not be 100 percent accurate and may contain misspellings and other inaccuracies.

Company Participants:

John Keppler, Chief Executive Oﬃcer

Shai S. Even, Chief Financial Oﬃcer, Executive Vice President

Kate Walsh, Vice President, Investor Relations

Other Participants:

John Mackay

Mark Strouse

Ryan Levine

Elvira Scotto

Operator:

Good morning and welcome to Enviva’s third quarter of 2021 earnings conference call. All participants will be in listen-only mode. Should you need assistance, please signal a Conference Specialist by pressing the star key followed by zero.

After today’s presentation, there will be an opportunity to ask questions. Please note, this event is being recorded. I would now like to turn the conference over to Kate Walsh, Vice President of Investor Relations. Please go ahead.

Kate Walsh:

Thank you. Good morning everyone and welcome to Enviva’s third quarter of 2021 earnings conference call. We appreciate your interest in Enviva and thank you for participating today.

On this morning’s call we have John Keppler, Chairman and CEO, and Shai Even, Chief Financial Officer. Our agenda will be for John and Shai to discuss our financial results and provide an update on our current business outlook and operations. Then, we will open up the call for questions.

During the course of our remarks and the subsequent Q&A session, we will be making forward-looking statements which are subject to a variety of risks.

Information concerning the risks and uncertainties that could cause our actual results to differ materially from those in our forward-looking statements can be found in our earnings release, as well as in our other SEC filings.

We assume no obligation to update any forward-looking statements to reflect new or changed events or circumstances.

In addition to presenting our financial results in accordance with GAAP, we will also be discussing Adjusted EBITDA and certain other non-GAAP financial measures pertaining to completed reporting periods as well as our forecasts. Information concerning the reconciliations of these non-GAAP measures to their most directly comparable GAAP measures and other relevant disclosures are included in our earnings release

It’s also important to note that our guidance for full-year 2021 does not reflect a potential recast of our historical results, which may be required under GAAP due to the Simplification Transaction.

Our 2021 guidance reflects our stand-alone reported performance through October 14, when we closed the Simplification Transaction, combined with our expected performance on a consolidated basis from the closing date through year-end. We believe our 2021 guidance provides investors with the best information to evaluate the company’s financial and operating performance.

I would like to now turn the call over to John.

John Keppler:

Thank you, Kate. Good morning everyone and thanks for joining us today.

It’s only been a few weeks since we were last on a call together, where we announced our transformative Simplification Transaction and our plans to convert our organizational structure from a master limited partnership to a corporation. Since that time, we’ve had the pleasure of meeting with dozens of investors, and the feedback has been universally positive. It has been really good to see a constructive market reaction to a transaction, structured to be non-taxable to our unitholders, that eliminated our IDRs, bought in a tremendous growth profile, lowered our cost of capital and ultimately moves us to a structure that makes us investable by the broadest global investor base possible. All this while preserving our dividend guidance and growth for next year and maintaining our conservative balance sheet. We are pretty excited about the first steps we’ve taken to unlock significant value to shareholders as we evolve our same great business into an even better corporate structure.

We are progressing quickly with our conversion from an MLP to a corporation, and as you will have seen from a press release we issued yesterday afternoon, we have established November 19th as the record date for our unitholder meeting, which will be held on December 17th.

We expect the conversion to be completed by the end of the year, and our first expected trading day as a corporation is Monday, January 3rd, 2022. Once we are trading as a corporation, we will have created a unique opportunity for investors across the globe to participate in the step-change accretion we have ahead of us, whether that’s through investing in Enviva Inc., or passively through one of the many indices in which we will become eligible for inclusion.

One exciting tailwind supporting our growth is the rapidly decarbonizing industrial sector. Today, we are very pleased to announce our inaugural contract with a European customer who will process our solid biomass into refined liquids that ultimately become high-grade renewable fuels like sustainable aviation fuel and biodiesel. This is an important milestone for us, and is the first of many we see ahead, as we work with large industrial customers around the world to not only decarbonize their energy supply chain, but also to make their difficult-to-abate industrial processes less Greenhouse gas-intensive and more sustainable.

Our initial tranche under the industrial contract I referenced is for 60 thousand metric tons per year of wood pellets, with a tenor of 10-years. We expect deliveries to commence in 2023, subject to certain conditions precedent. As our new customer brings on additional production trains each year over the following 5 years, we, as their sole-source wood pellet supplier, forecast our contracted volumes to grow in lockstep, growing to an expected 1.2 million metric tons per year once the customer’s production capacity is fully ramped.

Shai will discuss our third quarter financial results in more detail which were right in line with the expectations we outlined several weeks ago. As I shared with you during our Simplification Transaction and Conversion call, we expected to generate between $61 million and $65 million of adjusted EBITDA for the quarter, and we landed at the mid-point of that range, delivering about $63 million dollars.

Based on the durability of our business model and the strong cash flow visibility we have going forward, our board of directors declared a distribution of eighty-four cents per unit for the third quarter of 2021, an 8.4 percent increase over the distribution paid for the same quarter of last year. This represents our 25th consecutive distribution increase since our IPO and maintains the 12% distribution CAGR we have delivered since then.

We are also reaffirming the full-year 2021 and 2022 guidance we discussed recently, which we updated alongside our Simplification Transaction and Conversion announcement. From a distribution standpoint, we are reaffirming $3.30 per share for full-year 2021, and $3.62 per share for 2022. Returning capital to our shareholders has always been a critical part of the way we manage our business, and like all great things about Enviva, that’s not going to change with the simplification of our structure and conversion to a corporation. As Enviva Inc., our dividend policy will continue to reflect the fundamental commitment we have to deliver a durable, stable, and over time, growing return of capital to our shareholders.

Now, I’d like to turn it over to Shai to share more detail on our third quarter results and financial highlights.

Shai S. Even:

Thank you John and good morning everyone.

For the third quarter of 2021, we generated net revenue of $237 million dollars, which represents a 5 percent increase over the corresponding quarter of 2020. The increase in net revenue is a result of incremental product sales, as we ramped deliveries to new customers and delivered larger volumes to existing customers. This increase in revenue and product sales volumes was temporarily dampened by COVID-related issues experienced by our contractors and supply chain partners, although we believe these issues are beginning to be behind us.

Adjusted gross margin for the third quarter of 2021 was approximately $57 million dollars, which was relatively flat as compared to the third quarter of 2020.

Adjusted gross margin per metric ton was approximately $48 dollars for the third quarter of 2021, down slightly from the $50 dollars per metric ton achieved in the third quarter of 2020. The decrease in adjusted gross margin per metric ton was primarily attributable to the issues that affected our revenue and product sales volumes I just discussed.

Net income was almost break-even for the third quarter of 2021, as compared to net income of $1.4 million dollars for the third quarter of 2020. Adjusted net income was $28 million dollars for the third quarter of 2021, as compared to adjusted net income of $16 million dollars for the corresponding quarter in 2020. Adjusted net income increased by 76 percent when comparing the third quarter of 2021 with the third quarter of 2020.

As John mentioned earlier, Enviva generated adjusted EBITDA of approximately $63 million dollars for the third quarter of 2021, an increase of approximately 16 percent from the third quarter of 2020. The increase in adjusted EBITDA was primarily due to the benefits associated with the Lucedale plant and Pascagoula terminal acquisitions.

Distributable cash flow was $49.5 million dollars for the third quarter of 2021, which represents a 17 percent increase from the corresponding quarter in 2020. Our distribution coverage ratio on a cash basis for the third quarter of 2021 was one point one three times. When we refer to the distribution coverage being on a cash basis, it means we are not factoring in the 9 million units issued as part of the Simplification Transaction that are subject to the dividend reinvestment commitment.

Our liquidity as of September 30, 2021, which included cash on hand and availability under our revolving credit facility, was $192 million dollars.

As we convert from a partnership to a corporation, Enviva’s commitment to conservatively managing its balance sheet is unchanged. We now expect to fund future growth projects increasingly with cash flow generated from the business and will be transitioning to a fully self-funding growth model for capital expenditures over the next 5 years, with timing dependent on the cadence of new plant construction. Our long-term dividend coverage ratio target is 1 point 5 times on an annual cash basis, and we expect to have the financial flexibility to increase dividends over time.

As we near the close of 2021, and with solid visibility into 2022, we reaffirmed our full-year 2021 and 2022 guidance. As Kate mentioned at the beginning of our call, our guidance for full-year 2021 does not reflect a potential recast of our historical results, which may be required under GAAP due to the Simplification Transaction.

The important take away from our guidance is that we expect adjusted EBITDA to increase by 20% when we compare full-year 2021 to 2020, and we expect adjusted EBITDA to increase by another 20%, or more, when we compare 2022 to 2021. There just isn’t another company with a similar profile of visible, durable cash flows growing at this rate. And we believe we have much more shareholder value yet to unlock.

Now, I would like to turn it back to John.

John Keppler:

Thanks Shai.

The future has truly never been brighter for Enviva.

We are entering 2022 with a contracted revenue backlog of over $21 billion, which is complemented by a similarly large and growing customer pipeline.

This customer pipeline is high-quality and diverse. We continue to have a healthy number of opportunities in our traditional markets for biomass-fired power and heat generation, notably in the United Kingdom and the European Union, where Germany and Poland represent sizeable addressable markets for us.

Asia continues to offer a material source of growth, which includes incremental demand from Japan, emerging potential in Taiwan, and maturing opportunities in South Korea.

We talked about the burgeoning industrial demand earlier in the call, specifically demand for sustainable aviation fuel and biodiesel, but that is only a fraction of the picture - the full addressable industrial market is truly exponential when you layer in the potential for decarbonizing industries like steel, cement, lime, and chemical verticals.

Over the next 12 months, we expect to continue our successful track record and convert a number of our pipeline opportunities into binding long-term contracts, in addition to firming-up previously signed exclusive memoranda of understanding.

Given our robust contracted position and growing demand profile, we are also aggressively growing our production capacity. Earlier this year, we acquired the Lucedale plant and Pascagoula terminal, and expect each to be ramping up production during the first half of 2022. The Lucedale plant increases our production capacity by roughly 14%. Additionally, we have a series of highly accretive projects underway and nearing completion, namely the Mid-Atlantic, the Multi-Plant, and the Greenwood expansions. These expansion projects, when combined, represent a capacity increase similar to a new mid-sized plant.

As we look further out, to meet the growing demand for our products, we acquired projects at 15 plant sites as part of our Simplification Transaction, all in various stages of evaluation and development. One is the fully contracted Epes plant, which is currently under development. We expect to commence construction in early 2022, with an in-service date scheduled for mid-2023. Epes is designed and permitted to produce more than one million MTPY of wood pellets, which would make it the largest wood pellet production plant in the world.

We think our next most likely greenfield plant is in Bond, Mississippi which we are designing to produce between 750,000 and more than 1 million MTPY of wood pellets. We expect construction of Bond to commence once Epes is operational, but the timing of construction could be expedited depending on the schedule and delivery requirements of additional off-take contract opportunities under negotiation and general market conditions.

Shaping a secure and sustainable energy future continues to be at the forefront of the global energy dialogue, and I am very excited to have accepted an invitation to present next week at COP26 to respected climate and energy authorities and policymakers from around the world about the important and well-recognized role modern bioenergy plays as a part of the global solution to climate change.

Our renewable products help our customers meet their net-zero targets, and we expect our own net-zero commitments to further reinforce our environmental leadership and reputation for sustainability.

We are in a very fortunate position to have built a business that, by design, generates only a modest level of emissions from our own operations. We recently announced a 10-year contract with GreenGasUSA, an integrated renewable natural gas solutions provider, to decarbonize natural gas-related emissions in our operations. We have built a track record of making important commitments and delivering on them with a broad range of stakeholders. This renewable natural gas contract is a big step towards our net zero commitment and, since it expected to displace 75% of our current Scope 1 emissions on an annual basis, it’s something we are particularly proud of.

Before we close, I want to recap what has made 2021 such an incredible year for Enviva, for our team, and for our stakeholders:

•	First, we completed the sizeable acquisition of the Lucedale plant and Pascagoula terminal, simultaneously with a successful equity offering, and concurrently with our Mid-Atlantic, Multi-plant, and Greenwood expansions all underway,
•	Second, we completed our Simplification Transaction, and commenced the process to convert to a corporation, a milestone we expect to complete by year end,
•	Third, we signed our inaugural industrial contract … one which we expect to be the first of many as we expand our customer base into the rapidly growing industrial sector, a sector that could drive exponential growth for us, and
•	Finally, we accomplished all of this while delivering peer-leading returns to our equity holders.

We are fortunate to be able to define our company in relatively simple terms: the world continues to want less carbon, more quickly, and more cost effectively – and that’s exactly what we offer. We are incredibly privileged to have the opportunity to continue to build a company and a unique platform that was great as a partnership and will be even better as a corporation at delivering real climate change benefits, today, while consistently, safely, and sustainably generating superior returns for all of our stakeholders.

Now, let’s open the call for questions.

Questions and Answers

Operator

We will now begin the question-and-answer session. (Operator Instructions). And the ﬁrst question will come from John Mackay with Goldman Sachs. Please go ahead.

Q – John Mackay

Hey everyone. Good morning. Thank you for taking my question. I wanted to congratulate you on the industrial contract and just dig into that a little bit more. Can you maybe just talk a little bit about the path to getting to that 1.2 million tons? John, I appreciate the color you kind of gave on the ramp. But just curious, if any of that depends on your customer, I don't know, needing to get more comfortable with the technology or the chemistry of it? Or is it really just a matter of how quickly they can build that capacity?

A – John Keppler

John, great to talk with you this morning and thanks for the question. What I think you see going on in the industrial sector, and I would expect that we would see this replicated in a number of the diﬀerent verticals that we're targeting lime, cement, steel as well, is what we have is a phased-in approach much the same way that the early adopters of power and heat generators migrated to a biomass strategy as well. And so we've got an initial tranche with our customer coming online and the full expectation is that they continue to stamp those out year-over-year for the ﬁve year period of construction. I think it's appropriate, from our diligence and perspective, it's an appropriate phased approach to construction and we look forward to the contract ramping to its full life of 1.2 million metric tons per year.

Q – John Mackay

Thank you for that. Maybe just a quick follow-up. Is there any chance you could kind of give us some guidance on, I don't know, like barrels per day or a gallons per year of SAF 60,000 tons could be?

A – John Keppler

I couldn't do so. Obviously that's a quite important conﬁdential piece of information for our customer out there.

Q – John Mackay

Totally understand. Maybe just shifting gears, one more then I'll turn it back over. Just curious on what you're hearing from some of your customers given the recent spike in coal, gas, power, carbon prices et cetera. And whether or not that could be driving both new contracts and then also maybe some better re-contracting on your existing contracts that are already couple of years into their lives? Thanks.

A – John Keppler

Yes. John, great comments. And I think your question highlights a good amount of what we actually see going on in the market right now. For our product, which continues to be structurally short supply in a market where demand continues to grow, and as we highlighted in our prepared remarks, potentially exponentially. What we do see is longer-term upward pressure on pricing as well as the continued emphasis on the certainty of supply and given that we are the world's largest supplier in this market, we do think that is an important set of tailwinds for us complemented by a pretty constructive global energy complex right now, which is driving up prices for more traditional fossil fuels combined with the pressure to increase renewables and the adoption of base load and dispatchable power only on the basis of biomass, means that we have a pretty compelling market position right now.

Q – John Mackay

That's great. Thanks for the time.

Operator

The next question will come from Mark Strouse with J.P. Morgan. Please go ahead.

Q – Mark Strouse

Yeah. Good morning. Thank you very much for taking our questions. I was just hoping you could go back to the metric tons sold being down. You mentioned some kind of COVID issues and whatnot. Can you just give a bit more color there? And then obviously, you're leaving your guidance and your target for next year unchanged? So, how should we be thinking about that metric going forward? And kind of a follow on to that is the gross proﬁt per metric ton was a bit better than what we were expecting. How does that ﬂow through given what you're expecting on the tonnage?

A – John Keppler

No Mark, great and thanks for the question, always glad to have the opportunity to talk with you. As we highlighted a couple weeks ago on our call, what we saw in the third quarter was the sort of knock-on eﬀects of COVID-19 and some of the labor related challenges within our supply chain and contractors. I think it's important to point out that we have of course been largely insulated from the impacts of COVID-19, but not ultimately immune.

Our facilities have continued to operate with very healthy and safe workforce. Our vaccination rates are up pretty considerably and well that's the result of a lot of work by folks on our team to ensure that as we operate and continue to work in the Southeast U.S. This is an area of the country that got hit pretty hard with COVID-19 and case rates going up pretty signiﬁcantly roughly from the period of the 4th of July through about Labor Day.

What we saw is that COVID pretty signiﬁcantly impacted some of our supply chain partners. And they have labor availability and health challenges within their workforce, which meant that we couldn't actually bring those folks on our sites until they could demonstrate that they were also COVID free. That created additional sort of down time and longer maintenance outages and we would have otherwise expected. And as a result, you saw a lower production proﬁle in the quarter.

We generally see that abating and certainly the decrease in case rates, which is pretty widely reported these days is a tailwind for us there. We're optimistic that this is beginning to be behind us. And as a result, you should expect to see a continued increase in our overall production proﬁles would go through the year and obviously then carry into 2022, which gave us the conﬁdence to not only reaﬃrm for full year 2021, but full year 2022 as well.

With respect to the margin proﬁle. I think that we've tried to traditionally guide to mid-40s guide for a full year basis and subject to the seasonality provisions that generally make it a little bit more costly to produce in the ﬁrst and second quarter of the year and then the back half of the year being stronger. But I don't think we'll back oﬀ on that right now.

A – Shai Even

And also to add, the next year with the expansion project we are bringing online about the size of a new mid-sized plant. When you combine the expansion, the volume coming from the expansion projects of the Mid-Atlantic, the Multi-Plant expansion and the Greenwood facility, all together you can see more than 600,000 metric tons for 2022.

Q – Mark Strouse

Okay. Thanks for that. And then just a follow-up to John's question on the industrial customer. Obviously, not asking for speciﬁcs here. But do you have other similar size deals in your kind of near-term pipeline over the next 12 months that you think have a good probability of closing? And maybe, kind of comment on the size of those potential customers, this deal that you signed, is this kind of indicative of what we should be expecting going forward?

A – John Keppler

We certainly believe so. And I think that many industrial customers will operate multiple trains of production similar to the contract we've just announced. I think that you can expect to hear from us similarly structured contracts as we open up new markets, new segments and new verticals within the industrial sector. But from a notional contract value, that's obviously a size that makes a whole lot of sense for us.

Q – Mark Strouse

Got it. Thank you very much.

Operator

The next question will come from Ryan Levine with Citi. Please go ahead.

Q – Ryan Levine

Good morning. A couple questions on the industrial dynamic. What type of complexity of the reﬁneries may be needed to handle the pellets for this feedstock. And there's or any color you could share around the application here.

A – John Keppler

There are a number of pathways for the biofuels and sustainable aviation fuel production including gasiﬁcation, pyrolysis, a host of others that are proven in various diﬀerent applications. Our customer, of course, is using one of those. And so from a materiasl handling basis, the perspective that we oﬀer, of course, is that we're delivering our solid fuel product, the same spec that we deliver around the world. But it's delivered into the front end of a plant that's going to be ultimately making a diﬀerent product.

Q – Ryan Levine

Are there any RINs or any other fuel credits that help enable this used case and is it U.S. centric or are there certain markets that are more conducive to selling your pellets into this application?

A – John Keppler

So great question, Ryan. I mean, certainly there are worldwide markets for this and depending upon the particular jurisdiction, there are diﬀerent market drivers of adoption. In this case, it's a European plant. And so they're beneﬁting from European demand for sustainable aviation fuels and biodiesels. And so they're participating in that market. Clearly the U.S. market has a number of diﬀerent regulatory structures, RINs, and others certainly low carbon fuel standards in particular locales that an emerging customer set is also seeking to participate in, but the contract we just announced, of course, is a European-based customer.

Q – Ryan Levine

Okay. So the European dynamics don't assume any type of fuel credit or get faster RIN and that's more centric to the U.S. Is there any comparable program that helps them to rate this type of investment?

A – John Keppler

Over time, I think we can see a lot of diﬀerent structures emerging. Obviously, that's an important topic at COP26 right now. But the customer contract that we announced today has its own contracted downstream position with a number of existing players in this market.

Q – Ryan Levine

Appreciate it. Thank you.

Operator

(Operator Instructions). Our next question will come from Elvira Scotto with RBC Capital Markets. Please go ahead.

Q – Elvira Scotto

Hi. Good morning everyone. Just a couple of follow-up questions around the industrial contract. First, does the contract have a similar structure and margins to your existing contracts? Does it have price escalator, cost testers, et cetera? Is it similar basically?

A – John Keppler

Yeah, Elvira, great talk to you. And yes, it is. By design, when we think about new customers, new geographies, new segments, we want to make sure that the underlying cash ﬂow proﬁle of the contract is similar to the alternatives that we have. And so, you should expect the same credit characteristics, the same margin proﬁle, the same escalators, and the same contract structure.

Q – Elvira Scotto

Thank you. That's helpful. And then, so, the second question that I have on that contract is, so the initial tranche of 60,000 metric tons per annum. I think you said a plan a year over the next ﬁve years. So to get to that 1.2 million by 2027, I mean, should we just assume ratable kind of additions or how do you get from 60,000 to 1.2?

A – John Keppler

It will be a step addition each year sort of linearly for those ﬁve years in a step-based function for additional production trains at our customer.

Q – Elvira Scotto

Got it. Perfect. Thanks. And then, how aggressively and quickly do you think this industrial market can grow? And just a follow-up from a previous question. If you were to kind of compare the number of discussions that you're having with various client - potential customers globally, what percent of those discussions are industrial versus your traditional type of customers?

A – John Keppler

Well, I wouldn't characterize it necessarily as a percentage. What I'd say is that the momentum behind decarbonization and deep decarbonization of diﬃcult-to-abate industry is top of mind around the world. As we think about COP26 and the major theme for COP26 is, this is a code red for the environment, and undertaking activities today that can dramatically impact -- and mitigate the implications of climate change is ﬁrst and foremost the priority. And so the utilization of biomass is one of the proven low-cost ways of doing so and customer adoption rates and customer interest on biomass and long- term certainty around that biomass and their own applications is driving a tremendous amount of customer interest in what we're up to. As we talked about on the last several calls, there are some key verticals in those diﬃcult-to-abate industries: cement, lime, fuels like sustainable aviation fuel. And so what we have is quite honestly dozens of multinational companies with an interest in decarbonization that are driving incremental contract discussions.

And so we're very proud of what we were able to accomplish in pretty short order from a contract cycle basis, what I'd say, that is fairly diﬀerent than the more traditional power need sector is that these are counterparties that can tend to move relatively quickly. And so that means that the sales cycle may be shortening. We look back how long ago did we initially start talking about the industrial sector and of course, announcing a major contracts, relatively quickly. So we're pretty excited about that.

And of course it is occupying a lot of our sales and marketing teams' time while we continue to work on the core segments that we serve today in emerging markets like Germany, Poland, Taiwan and the continued growth we see in Japan. We are of course really happy to have announced just a couple weeks ago another large Japanese contract and that's a market that grows very rapidly for us too.

Q – Elvira Scotto

Great. Thanks. One ﬁnal question from me, just especially since you brought it up. Just kind of any update you can give us on Germany where the government is on regulation. And when you think you can announce something? And then congratulations on the industrial contract. I do think that was very quickly announced.

A – John Keppler

Yes. Well, obviously it reﬂects the momentum and there is similar momentum on contracts like that in Germany directly, in the power and heat industries, as well as the industrial sector. This has been a focus of all the parties that are now forming the coalition government, the SPD, the FDP, the Greens. Their focus has been on, how do you do this quicker, faster, they're starting to talk about whether it's 2030, how do you accelerate a bunch of these pieces. Obviously, that coalition is just settling itself down. Expectation is that it's about around the end of the year completed which means legislation shortly thereafter.

But we should remember that there's a subsidy in place today for the industrial market and the activities in the focus of this coalition government accelerating that only means frankly more momentum and more tailwinds. So what we expect and given the conversations that we have with our counterparties in Germany across that whole range, power, heat and industrials, is that this is a market that is going to continue to grow very, very rapidly with additional certainty given the tailwind of the election cycle now completing.

Q – Elvira Scotto

Great. Thank you very much.

A – John Keppler

Elvira, always great to talk to you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to John Keppler for any closing remarks. Please go ahead, sir.

A – John Keppler

Well, I really appreciate everyone hopping back on the phone with us. I do realize, it's only been a short time since we were last together. But as I think today's discussion highlights, we're really excited about the momentum that continues to exist in the markets that we serve, the eﬀorts around the world to decarbonize, the fact that COP26 is actually generating incremental opportunities in real time for us. And so we're quite privileged to be in the position that we're in and as you've heard me say before, with that, we believe we have a really, really important responsibility to continue to deliver the consistent and strong execution that you've seen from us over the last several years. And so, we're going to continue to do the job we do, working hard every day to safely, stably and reliably displace coal across a whole range of applications, and we're going to do that by growing more trees and ﬁghting climate change.

And we're certainly looking forward to talking about our progress again, as we get to the next quarter. In the meantime, have a great day and thank you for joining us.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.